Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3ASR No. 333-211239), the Registration Statement (Form S-3 No. 333-211068), the Registration Statement (Form S-8 No. 333-202901), pertaining to the Ares Management, L.P. 2014 Equity Incentive Plan and the Registration Statement (Form S‑8 No. 333‑195627) pertaining to the Ares Management, L.P. 2014 Equity Incentive Plan of our reports dated February 27, 2017, with respect to the consolidated financial statements of Ares Management, L.P. and the effectiveness of internal control over financial reporting of Ares Management, L.P. included in this Annual Report (Form 10‑K) for the year ended December 31, 2016.
/s/ Ernst & Young LLP
Los Angeles, California
February 27, 2017